Exhibit 99.1

Granite Point Mortgage Trust Inc. Announces Cash Settlement of Warrants

and Third Quarter 2021 Business Update

NEW YORK, October 5, 2021 – Granite Point Mortgage Trust Inc. (NYSE: GPMT) (“GPMT,” “Granite Point” or the “Company”) today announced that it received notices to exercise all of the outstanding warrants to purchase approximately 4.55 million shares of the Company’s common stock. The Company had an option to net settle the exercise of the warrants in cash or by issuing shares of common stock and elected to settle all the warrants in cash for a total consideration of approximately $32.1 million. The settlement of the warrants resulted in an aggregate decrease in book value per common share of approximately $(0.60).

On September 30, 2021, the Company settled warrants to purchase approximately 1.06 million shares for a net cash amount of approximately $7.5 million, which resulted in a decrease in book value per common share of approximately $(0.14). On October 4, 2021, the Company settled the remaining warrants to purchase approximately 3.49 million shares for a net cash amount of approximately $24.7 million, which resulted in a decrease in book value per common share of approximately $(0.46). The Company has no additional warrants outstanding.

On September 25, 2020, the Company entered into a five-year senior secured term loan credit agreement providing for up to $300 million of proceeds. In conjunction with the credit agreement, the Company issued warrants to purchase approximately 6.07 million shares of the Company’s common stock at an initial exercise price of $6.47 per share. The Company initially borrowed $225 million of proceeds under the term loan facilities, which resulted in the vesting of warrants to purchase approximately 4.55 million shares. The remaining warrants to purchase approximately 1.52 million shares were subject to vesting if future draws were to occur under the remaining $75 million of the financing commitment. The Company did not make any such future draws resulting in the expiration if its option for the additional proceeds on September 25, 2021 and accordingly the remaining warrants were forfeited.

Third Quarter 2021 Business Update

•	During the three months ended September 30, 2021, the Company successfully resolved the non-performing status of a $22 million senior loan secured by a mixed-use office and retail property in New York City. The Company received all interest that was previously due in the amount of approximately $1.6 million and had the borrower establish and fund additional reserves for debt service and operating expenses.

•	During the three months ended September 30, 2021, the Company successfully resolved a $68 million senior loan that was on non-accrual status. The resolution involved a coordinated sale of the collateral property, a Minneapolis, MN hotel, and the Company providing the new ownership group with a new $45 million senior floating rate loan supported by meaningful fresh cash equity capital invested in the property by the new sponsor. As a result of these transactions, the Company realized a loss of approximately $(10.0) million, or $(0.19) per share, which had been largely reserved for through the previously recorded allowance for credit loss on this loan of $(9.1) million, or $(0.17) per share.

•	During the three months ended September 30, 2021, the Company closed eight senior floating-rate commercial real estate loans with total commitments of over $311 million and initial fundings of over $289 million. The Company also funded an additional approximately $35 million of prior loan commitments, bringing the total estimated principal balance of loans funded during the period to approximately $325 million.

•	During the three months ended September 30, 2021, the Company received loan repayments with a total estimated principal balance of over $290 million.

•	The Company generated a forward pipeline of senior floating-rate loans with total commitments of over $270 million and initial fundings of over $240 million, which are expected to close over the next couple of months, subject to fallout.

•	As of September 30, 2021, the Company held approximately $155 million of cash and over $65 million of unencumbered senior first mortgage loans on its balance sheet.

About Granite Point Mortgage Trust Inc.

Granite Point Mortgage Trust Inc. is a Maryland corporation focused on directly originating, investing in and managing senior floating-rate commercial mortgage loans and other debt and debt-like commercial real estate investments. Granite Point is headquartered in New York, NY. Additional information is available at www.gpmtreit.com.

Forward-Looking Statements

This press release contains, or incorporates by reference, not only historical information, but also forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “target,” “believe,” “outlook,” “potential,” “continue,” “intend,” “seek,” “plan,” “goals,” “future,” “likely,” “may” and similar expressions or their negative forms, or by references to strategy, plans or intentions. By their nature, forward-looking statements speak only as of the date they are made, are not statements of historical facts or guarantees of future performance and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify, in particular those related to the COVID-19 pandemic, including the ultimate impact of COVID-19 on our business, financial performance and operating results. Our expectations, beliefs and estimates are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and estimates will prove to be correct or be achieved, and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent Form 10-Q and Form 8-K filings made with the SEC, under the caption “Risk Factors.” These risks may also be further heightened by the continued and evolving impact of the COVID-19 pandemic. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Stockholders of Granite Point and other interested persons may find additional information regarding the Company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Granite Point Mortgage Trust Inc., 3 Bryant Park, 24th floor, New York, NY 10036, telephone (212) 364-5500.

Contact

Investors: Marcin Urbaszek, Chief Financial Officer, Granite Point Mortgage Trust Inc., (212) 364-5500, investors@gpmtreit.com.